U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    March 5, 2010

PRIVATE MEDIA GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	0-25067	87-0365673
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

537 Stevenson Street, San Francisco, California 94103

(Address of U.S. principal executive offices)

Calle de la Marina 16-18, Floor 18, Suite D, 08005 Barcelona, Spain

(Address of European principal executive offices)

U.S. (415) 575-9700, Europe 34-93-620-8090

(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modifications to Rights of Security Holders

On March 9, 2010, Private Media Group, Inc. (the “Company”) filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Nevada to effect a reverse split of the Company’s common stock in the ratio of one-for-three. The reverse stock split will be effective on March 11, 2010 at 5:00 p.m. PST (the “effective time”). The Company’s common stock will begin trading on the NASDAQ Global Market at the market opening on March 12, 2010 on a split-adjusted basis. To denote the reverse stock split the Company’s common stock will trade under the stock symbol “PRVTD” for a period of 20 trading days. After 20 trading days the Company’s common stock will resume trading under the symbol “PRVT”.

At the Company’s Annual Meeting of Shareholders held on December 16, 2009, the Company’s shareholders approved the authorization of an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of shares of the Company’s outstanding common stock at a ratio to be established by our Board of Directors in its discretion of between one-for-two and one-for-fifty. The Board of Directors approved a one-for-three split.

As a result of the reverse stock split, the Company’s shareholders at the effective time of the reverse stock split will receive one new share of the Company’s common stock in exchange for every three shares held. All fractional shares which would otherwise result from the reverse stock split will be rounded up to the nearest whole share in lieu of fractional shares, so that no cash will be payable in lieu of fractional shares. The reverse stock split will have no effect on the par value of the common stock or the number of authorized shares of common stock. Registered holders of the Company’s common stock holding stock certificates will receive a letter of transmittal from the Company’s transfer agent, Interwest Transfer Company, Inc., with instructions for the exchange of stock certificates.

A copy of the press release issued by the Company on March 11, 2010, regarding the completion of the reverse stock split is included in this report as Exhibit 99.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangement for Berth H. Milton

During the fiscal year ended December 31, 2009, Berth H. Milton, the Chairman of the Board of Directors and President of Private Media Group, Inc. (the “Company”), received cash compensation totaling EUR 450,000 for services rendered to the Company during 2009 as Chairman, President and Chief Executive Officer (Mr. Milton served as CEO of the Company until April 2009). As the amounts paid to Mr. Milton as compensation for 2009 were not approved by the other directors in 2009, in January 2010 the Board of Directors directed that three independent directors, acting as the Compensation Committee, determine and recommend to the Board of Directors an appropriate level of compensation for Mr. Milton for 2009 and 2010.

In March 2010 the Compensation Committee recommended a compensation proposal for Berth Milton for 2009 and 2010, which was approved by the Board of Directors on March 5, 2010. Following is a description of the compensation proposal for Mr. Milton for 2009 and 2010, approved by the Board of Directors.

2009 Compensation – Mr. Milton is entitled to a salary of EUR 311,000 for 2009. The remaining EUR 139,000 received by Mr. Milton in 2009 would be retained by Mr. Milton as a retention bonus (“Retention Bonus”). Mr. Milton is required to return the EUR 139,000 Retention Bonus to the Company if he does not remain with the Company through December 31, 2011.

2010 Compensation – Mr. Milton is entitled to receive a salary of EUR 311,000, and will be entitled to a performance bonus of up to 50% of his 2010 base salary (EUR 155,500) as follows:

•

Mr. Milton is eligible to receive a bonus of up to 32.5% of his 2010 base salary, if the share price of the Company’s Common Stock at the end of 2010 is greater than $1.00 (as adjusted for stock splits and stock dividends), pro rata based upon the amount increase of the share price over $1.00, with the maximum amount (32.5%) earned if the share price equals or exceeds $2.00. The share price is subject to adjustment for stock splits, reverse stock splits and stock dividends effective after March 5, 2010.

•	Mr. Milton is eligible to receive a bonus of up to 17.5% of his 2010 base salary based upon certain corporate projects completed by Mr. Milton in 2010.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth under Item 3.03 of this report is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Exhibit Description

3.1	Certificate of Amendment to Articles of Incorporation of the Company as filed with the Nevada Secretary of State on March 9, 2010.

99.1	Press Release dated March 11, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIVATE MEDIA GROUP, INC. (Registrant)

Date:	March 11, 2010	/S/ JOHAN GILLBORG
Johan Gillborg, Chief Financial Officer

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